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                                                      Exhibit 3

                        [PRESS RELEASE]


       CNG Announces Details of Shareholders Rights Plan


          PITTSBURGH, January 23, 1996 -- The board of direc-tors of Consolidated Natural Gas Company today announced details of its previously announced shareholder rights plan. The board has declared the rights as a non-cash dividend to be distributed to its shareholders of record as of February 28, 1996.

          The plan, announced on November 13, is designed to ensure that all shareholders receive fair and equal treatment in the event of a proposed takeover. The board said the plan was adopted as part of its fiduciary responsibility to the shareholders, and was not in response to any specific effort to acquire control of CNG. The board of directors is not aware of any such effort.

          Under the plan, stockholders will receive one right for each share held, and that right will entitle the holder to buy one-half share of CNG common stock for $87.50. The rights will stay with the shares and be exercisable only if a person or group were to acquire 10 percent or more of CNG's outstand-ing common stock, or announce a tender or exchange offer that would result in the acquisition of 10 percent or more of CNG's outstanding stock.

          CNG can redeem the rights at $.01 per right for 10 days after they become exercisable. They will expire at the close of business on February 28, 2006. Details of the plan are outlined in materials that will be mailed to all common stockholders in March.

          CNG is joining over 1,700 American public companies, including more than half the Fortune 500 companies, who have adopted shareholder rights plans.

          As of December 31, 1995, there were 93,591,623 shares of CNG common stock outstanding. CNG's stock is widely held. The company has over 40,000 registered stockholders, including over 285 institutions, and no individual or institution hold more than 2 percent of its stock. Over 7,000 employees and



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retirees hold about 13.5 percent of the stock through various benefit and stock ownership plans.

          CNG is one of the nation's largest producers, trans-porters, distributors and marketers of natural gas, and offers a variety of energy marketing services throughout North Amer-ica. The company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces natural gas and oil in the United States and Canada.








































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